Exhibit 10.1

TIVIC HEALTH EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of October 8, 2025 (the “Effective Date”) by and between Tivic Health Systems, Inc., a Delaware limited liability company (the “Company”) and Jennifer Ernst (“Employee”).

1.    Duties and Scope of Employment.

(a)    Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to continue to employ you in the exempt position of Chief Executive Officer. You will continue to report to the Company’s Board of Directors (“Board”). You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position.

(b)    Location. You will be working remotely from a location approved in advance by the Board, which approval may be revoked by the Board in its sole discretion. It also being understood that the Company may require you to perform business travel to other locations from time to time in connection with the Company’s business.

(c)    Obligations to the Company. During the term of your Employment, you will devote your full business efforts and time to the Company. During your Employment, you agree that you will not engage in any other employment, occupation, consulting or other business activity without the prior written approval of the Board, nor will you engage in any other activities that conflict with your obligations to the Company, under this Agreement, the Confidentiality Agreement and/or any other agreement with the Company or otherwise. You shall comply with the Company’s policies and rules, including those policies located in the Company’s Handbook, if any, and that Employee Invention Assignment and Confidentiality Agreement entered into by and between the Company and Employee on July 31, 2021 (the “Confidentiality Agreement”), as they may be in effect from time to time during your Employment, as they may be in effect from time to time during your Employment.

(d)    Employment at Will. Your Employment will be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and with or without cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement will constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and the chairperson of the Board or a duly authorized officer of the Company. Except as otherwise herein expressly provided for, upon the termination of your Employment, you will only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

2.    Compensation; Business Expenses.

(a)    Base Wage. In this exempt position, the Company will pay you as compensation for your Employment a base salary equivalent to $325,000 per year, paid semi-monthly, less applicable payroll deductions. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. Your base salary will be paid in accordance with the Company’s standard payroll procedures. The annual base salary specified in this Section 2(a), together with any modifications thereof, is referred to in this Agreement as the “Base Salary.”

(b)    Incentive Compensation. At the sole discretion of the Board, you will be eligible to receive a discretionary, annual end-of-year incentive bonus in an amount of up to 50% of your Base Salary. The exact amount and timing of the incentive bonus you may receive will be dependent on the achievement of a combination of personal and Company objectives, the achievement of Company milestones and financial metrics, and such other metrics as the Board deems appropriate. Payment of your incentive bonus, if any, will be paid to you as soon as practicable following the end of the calendar year, will be subject to the approval of the Board and will be contingent upon final financial results from the prior year. You will not be eligible to receive any incentive bonus (including a prorated bonus) if your employment terminates for any reason before December 31, for the year in question.

(c)    Equity Incentive Awards. Equity incentive awards are granted by the Board of Directors, or a committee thereof that is authorized to do so.   You may be eligible for consideration for annual focal grants, as determined by the Board, under the Company’s Amended and Restated 2021 Equity Plan, as amended (the “2021 Plan”), and conditioned upon your continuous Employment with the Company through each vesting date.

(d)    Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies currently in effect or to be adopted after the date hereof, as may be amended from time to time.

(e)    Clawback of Incentive Compensation. Notwithstanding the foregoing, all incentive compensation payable to you during the term of this Agreement shall be subject to clawback in accordance with Company policies, as may be adopted and/or amended from time to time, in accordance with applicable law, including, without limitation, SEC rules and regulations and/or rules of the exchange on which the Company’s equity securities may be listed from time to time.

3.    Employee Benefits. During your Employment, you will be eligible to participate in any employee benefit plans or programs of the Company that are made generally available by the Company to similarly situated employees, in accordance with the terms of the applicable plans and programs. Tivic offers a “Responsible Adult” policy for discretionary time off (“DTO”). You must ensure that any DTO is scheduled to minimize disruption to the Company’s operations. These benefits may change from time to time. Nothing in this Agreement shall preclude the Company, any affiliates, or successors of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.    Termination of this Agreement; Separation Benefits.

(a)    Termination of this Agreement. This Agreement and your employment with the Company shall terminate under any of the following conditions: (i) your death; (ii) your Complete Disability; (iii) upon your receipt of written notice from the Company that your employment is being terminated for Cause; (iv) upon your receipt of written notice from the Company that your employment is being terminated other than for Cause; (v) upon sixty (60) days’ written notice by you that you are resigning from your employment with the Company; (vi) upon sixty (60) days’ written notice by you that you are resigning from your employment with the Company for Good Reason.

(b)    Separation Benefits. You will be entitled to receive separation benefits upon termination of employment only as set forth in Section 4(b)(iv) hereof (the “Severance Benefits”); provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan will reduce the amount of severance pay to which you are entitled pursuant to Section 4(b)(iv) hereof.

(i)    Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company (other than in the event of a termination by you for Good Reason), you will not be entitled to any Severance Benefits.

(ii)    Termination for Cause. If the Company or any successor in interest terminates your employment for Cause (as defined below), you will not be entitled to receive any Severance Benefits.

(iii)    Termination for Death or Complete Disability. If your employment with the Company is terminated as a result of your death or Complete Disability, you will not be entitled to receive any Severance Benefits.

(iv)    Involuntary Termination. Subject to the provisions of Section 4(b)(iv) and Section 5 hereof, if there is an Involuntary Termination (as defined below) you will be entitled to receive the following:

(A)    Severance Payment. The Company will pay you an amount equal to one-twelfth (1/12th) of your Base Salary per month for twelve (12) months (the “Severance Period”), payable in accordance with the Company’s standard payroll procedures over the Severance Period.

(B)    Equity Vesting. Notwithstanding anything contrary in the 2021 Plan (or other equity incentive plan of the Company pursuant to which outstanding awards were issued to you), or the respective equity award agreements, all outstanding unvested equity awards held by you as of the date of termination will continue to vest in accordance with the terms applicable thereto for the duration of the Severance Period.

(C)    Health Insurance. Provided that you timely elect such coverage, the Company shall pay your group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) during the Severance Period; provided, however, that in the event that you become eligible for group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately and, in furtherance thereof, you represent, warrant, covenant and agree to promptly, and in any event, within seven (7) days therefrom, notify the Company of your new employment and eligibility for group insurance coverage related thereto.

(c)    Definitions.

(i)    “Cause” means the occurrence of any of the following: (A) your conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (B) your commission of an act of personal dishonesty that is intended to result in your personal enrichment (excluding inadvertent acts that are promptly cured following notice); (C) a continued material failure or failures by you to perform your lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company) (but only after the Company has delivered a written demand for performance to you that describes the basis for the Company’s belief that you have committed material violations and you have not cured within a period of fifteen (15) days following notice); (D) your willful failure (other than due to physical incapacity) to reasonably cooperate with any audit or investigation by a governmental authority or the Company of the Company’s business or financial conditions or practices that continues after written notice from the Board and at least fifteen (15) days to cure; (E) it is determined that you have conducted yourself in an unprofessional, unethical, illegal or fraudulent manner, or have acted in a manner detrimental to the reputation, character or standing of the Company, or to the financial condition of the Company, including, but not limited to theft or misappropriation of Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, or the filing of false expense or related reports; (G) a material breach of any of your fiduciary duties to the Company; (H) any willful, material violation by you of any law or regulation applicable to the business of the Company; (I) a material breach of any of the covenants, representations and warranties contained herein; or (J) insubordinate conduct so divergent from the Company’s purpose that a majority vote by the Board necessitates your removal.

(ii)    “Change in Control” shall have the meaning as set forth in the 2021 Plan, as may be amended from time to time.

(iii)    “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(iv)    “Good Reason” means the occurrence of one or more of the following (through a single action or series of actions) without your written consent: (A) the assignment to you of any authority, duties or responsibilities or the reduction of your authority, duties or responsibilities, either of which results in a material diminution in your authority, duties or responsibilities at the Company, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status); or (B) a material reduction of 20% or more by the Company in your Base Salary, other than a one-time reduction that is applicable to substantially all other similarly-situated executives.

An event or action will not constitute Good Reason unless (1) you give the Company written notice within 60 days after you know or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from you, and (3) you terminate employment within 60 days following the end of the cure period.

(v)    “Involuntary Termination” means a termination of your employment by the Company without Cause, or you terminate your employment with the Company for Good Reason.

5.    Conditions to Receipt of Severance or other Benefits Pursuant to this Agreement.

(a)    Release of Claims Agreement. Notwithstanding anything herein contained to the contrary, in order for you to receive any Severance Benefits, you will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following your Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

(b)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no Severance Benefits to be paid or provided to you, if any hereunder that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to you, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii)    It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 5(b)(iii) below or resulting from an involuntary separation from service as described in Section 5(b)(iv) below. In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.

(iii)    Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the date six (6) months and 1 day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 5.

(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A- 1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 5.

(vi)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

6.    Employment Conditions.

(a)    Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement.

(b)    Arbitration Agreement. That Arbitration Agreement entered into by and between you and the Company on July 31, 2021 (the “Arbitration Agreement”) shall remain in full force and effect following the execution of this Agreement.

7.    Successors.

(a)    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)    Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Miscellaneous.

(a)    Notice. All notices and other communications contemplated under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally; (ii) two (2) days following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, the first of which such delivery shall have been with signature required from the recipient; (iii) five (5) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid; and (iv) by confirmed electronic (email) transmission or facsimile. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

(b)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Confidentiality Agreement and the Arbitration Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)    Choice of Law and Severability. To the extent permitted by law, this Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement is held to be void, null or unenforceable, the remaining parts, terms, or portions shall remain in full force and effect and shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

(f)    No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.

(g)    Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you acknowledge your understanding that you have been advised to consult with an attorney prior to executing this Agreement (and by your execution hereof, you acknowledge that you have so consulted with an attorney of your choice or have knowingly and voluntarily waived such consultation), and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(h)    Representations and Warranties. You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreements referenced herein and the Company’s policies.

(i)    Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any third-party information or proprietary information.

(j)    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Follow]

TIVIC HEALTH SYSTEMS, INC.

By:          /s/ Sheryle Bolton

Name: Sheryle Bolton, Chair of the Board

ACCEPTED AND AGREED:

JENNIFER ERNST

/s/ Jennifer Ernst

Signature

Date: October 8, 2025